UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Quality Systems, Inc.

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August 22, 2008

Dear Fellow Shareholder:

Our September 4 annual meeting of shareholders is less than two weeks away and we are writing to urge you to take critical action to protect the value of your investment in Quality Systems. Please vote the enclosed WHITE proxy card FOR our director nominees TODAY.

Continued Financial Momentum

As we have told you in prior letters, our management team, led by our new CEO Steven Plochocki, and our incumbent director nominees have a proven history of producing outstanding financial performance for you, Quality Systems’ shareholders.

This performance is continuing: in our fiscal 2009 first quarter ended June 30, 2008, we delivered a 31% increase in net revenues – a record level – and a 38% increase in fully diluted earnings per share, each over the comparable period last year. Additionally, we are pleased to tell you that your Board of Directors, which includes our incumbent director nominees, increased the quarterly cash dividend on our stock by 20% to $0.30 per share, with an anticipated distribution date of October 1, 2008 for shareholders of record as of September 15, 2008.

We urge you to support the leadership team that has helped lead your company’s outstanding growth, and has a clear strategy to build upon it in the future. Vote FOR all listed nominees: Patrick Cline, Vincent Love, Russell Pflueger, Steven Plochocki, Sheldon Razin, George Bristol, Philip Kaplan and Robert Smith on the enclosed WHITE proxy card.

Looming Threat: Hussein’s Grab for Control

We have told you in prior letters that Quality Systems is at a critical point in its history. Ahmed Hussein, a dissident shareholder, is asking you to elect his slate of six nominees to our Board of Directors. If he is successful, that group of directors, led by Mr. Hussein, would effectively seize control of your company. It is clear to us that this group does not have a plan to grow your company. In fact, Mr. Hussein actually admitted as much in his most recent letter to shareholders. That is why we believe very strongly that if Mr. Hussein gains control of the Board, the positive momentum that we have worked so hard to build would slow significantly and the value of your investment in Quality Systems would be in serious jeopardy.

He is also asking you to approve a change to our corporate bylaws to alter the definition of an independent director. This is nothing but a “power grab” on Mr. Hussein’s part and an effort to exert undue influence on the company through different means. The change in our corporate bylaws proposed by Mr. Hussein would minimize the influence of Sheldon Razin, our independent Chairman, while increasing Mr. Hussein’s own influence. We believe that this goal – rather than any principled idea about corporate governance – is Mr. Hussein’s motivation for proposing the amendment. Our long-term shareholders may remember what it was like the last time Mr. Hussein possessed such undue power in the Boardroom – from 1999 to 2002, when he served as lead director and appointed himself chairman of all of the Board’s committees, making it difficult for the Board’s independent directors to exercise proper oversight over the company.

Ahmed Hussein: History of Destroying Value

You may recently have received Mr. Hussein’s proxy materials, including letters in which he spins an elaborate tale of imagined grievances going back more than a decade. The tone and substance of these letters provide some indication of what Mr. Hussein is like as a director: argumentative, oblivious to the facts and without a single concrete idea as to how to add value to your Company. For those who are interested we have posted on our website at www.qsi2008proxy.com fact sheets and supplemental materials pointing to some of the

18111 Von Karman Avenue • Suite 600 • Irvine, California 92612 tel. 949.255.2600 • fax 949.255.2605 • www.qsii.com misleading statements and outright falsehoods in Mr. Hussein’s communications to you and providing additional insight into his background.

Who is Ahmed Hussein?

For all of their bluster, Mr. Hussein’s proxy materials have remarkably little to say about the man himself, his personal and business experience and his plan for the company. When you learn a bit more about him, you can understand his reticence on these subjects. A close examination of his record reveals an undistinguished career and documented examples of value destruction and untrustworthy behavior.

A Churning Broker: Mr. Hussein has spent most of his career not as an “investment banker,” as he claims, but as a commissioned account representative: in other words, a broker. During the 1980s and into the 1990s he bounced from firm to firm, sometimes leaving voluntarily, other times being fired. One incident is particularly illuminating: a case in which he was fined and sanctioned by the American Stock Exchange as a result of mishandling an account under his control at Prudential Bache. Some details:

An elderly couple opened a discretionary account with Prudential Bache over which Mr. Hussein, the couple’s broker, exercised discretionary authority. Mr. Hussein was given $2.4 million to manage and invest. Less than four years after the account was opened, only $69,000 remained and the account was liquidated. During that time, Mr. Hussein used his discretionary authority to make 1,224 purchases and sales of securities, generating $1.9 million in commissions and more than $2 million in margin charges. Of those transactions, 200 were purchases and sales of the same security in a single day and 700 were purchases and sales of the same security within a 30-day period.

As a result, Prudential Bache felt compelled to settle the lawsuit brought by the elderly couple against it and Mr. Hussein for $2.5 million and Mr. Hussein was fined and suspended for mishandling the account by the American Stock Exchange, which charged him with:

•	Abusing his discretionary authority by effecting excessive transactions in violation of Exchange rules;

•
Engaging in conduct inconsistent with just and equitable principles of trade, by misrepresenting the status of the customer account and failing to follow specific customer instructions to close the account in violation of Exchange rules; and

•
Willfully engaging in a course of fraudulent conduct by excessively trading and churning the customer's account, misrepresenting the status of the account to the customer and providing the customer with materially false and misleading information about the status of the account in violation of the federal securities laws.

The SIMO Debacle: Here is another example of Mr. Hussein’s value-destroying history, one that he conveniently leaves off his biographical information. In April 1998, Mr. Hussein became chairman of SIMO, a successful Egyptian paper manufacturer. Mr. Hussein controlled 55% of SIMO and was a director of the company at the time. According to a report provided by the CARANA Corporation to the United States Agency for International Development:

“During the ensuing months [of Mr. Hussein’s tenure], corporate governance and industrial relations problems engulfed the company…The company’s financial position deteriorated to the extent that its employees were not being paid their basic monthly wage during certain periods of 1998, leading to a tense atmosphere between the employees and the company’s major shareholder [Mr. Hussein]…The tense atmosphere and the deteriorating financial position of the company reached a climax at the end of 1998 at a time when the company’s internal problems could not be resolved between its major shareholders, senior management and the employees.”

Ultimately, Egyptian authorities took action that suspended SIMO’s Board of Directors and removed Mr. Hussein from his position as chairman.

Act NOW to Protect Your Investment

We believe very strongly that these examples clearly show that Mr. Hussein destroys value when he is in control. Now, Mr. Hussein is asking you to hand control of Quality Systems to him and his hand-picked nominees, saying it is not important that he have a strategy to grow your investment, only that he “oversee” the company’s management. Enclosed you will find a letter detailing exactly how the company’s top 10 executives feel about that idea. In addition to “harassing management,” our top executives note that Mr. Hussein’s disruptive behavior has been destructive to shareholder value and made it difficult to execute on the company’s strategic plan. Only you can prevent this from happening again.

Our corporate by-laws provide for cumulative voting, which will allow Mr. Hussein to remain on our Board. While we accept that he is entitled to a Board seat, continued minority representation is much different than giving Mr. Hussein and his nominees control of your company.

We strongly urge you to do the following on the WHITE proxy card TODAY:

•	Proposal 1: Vote FOR all listed nominees: Patrick Cline, Vincent Love, Russell Pflueger, Steven Plochocki, Sheldon Razin, George Bristol, Philip Kaplan and Robert Smith.

•	Proposal 2: Vote FOR the ratification of the appointment of Grant Thornton LLP as independent public accountants.

•	Proposal 3: Vote AGAINST Mr. Hussein’s proposal to amend our bylaws.

We also urge you to discard any proxy card that you receive from Mr. Hussein.

QUALITY SYSTEMS IS YOUR COMPANY AND THE FUTURE
OF THIS SUCCESSFUL ENTERPRISE IS IN YOUR HANDS

If you have any questions or need assistance in voting your WHITE proxy card we encourage you to call our proxy advisers, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 or by email at qualitysystems@mackenziepartners.com

Thank you for your support. We look forward to continuing to communicate with you in the coming weeks.

Sincerely,

Patrick Cline	Philip Kaplan	Vincent Love	Russell Pflueger
Steven Plochocki	Sheldon Razin

This letter is to be distributed to shareholders on or about August 22, 2008.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

Statements made in this letter, the proxy statements filed with the Securities and Exchange Commission (“Commission”), communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “could,” “should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as factors discussed elsewhere in this and other reports and documents we file with the Commission. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as in our other public disclosures and filings with the Commission.

On August 4, 2008, Quality Systems filed its definitive proxy statement and began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Quality System’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Quality System’s definitive proxy statement and any other documents filed by Quality Systems with the Commission for free at the Internet website maintained by the Commission at www.sec.gov. Copies of Quality Systems proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at qualitysystems@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Quality System's shareholders is available in Quality System's definitive proxy statement filed with the Commission on August 4, 2008.